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Exhibit 21.1

TRIQUINT SEMICONDUCTOR, INC.

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION
Sawtek, Inc.	Florida
Sawtek International, Inc.	Barbados
Sawtek Far East, Inc.	Florida
Sawtek Korea Branch	South Korea
Sawtek Sweden AB	Sweden
TriQuint Hungary Holding Ltd.	Hungary
Sawtek S.R.L.	Costa Rica
Sawtek Tianjin	China
TriQuint Holdings GmbH	Germany
TriQuint Holdings GmbH & Co. K.G.	Germany
TriQuint Semiconductor GmbH	Germany
TriQuint Texas General Holding Company	Delaware
TriQuint Texas Limited Holding Company	Delaware
TriQuint Semiconductor Texas, LP	Texas
TriQuint Optoelectronics, Inc.	Delaware
TriQuint Technology Holding Co.	Delaware
TriQuint International Holding Co.	Delaware
TriQuint International Holding LLC	Delaware
TriQuint de Mexico	Mexico
TriQuint Korea Ltd.	South Korea
TriQuint Foreign Sales Corporation	Barbados

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  Exhibit 21.1
TRIQUINT SEMICONDUCTOR, INC. SUBSIDIARIES OF THE REGISTRANT